Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-20083, 333-47534, 333-118374, 333-87573 and 333-120545), Form S-4 (No. 333-104818) and Forms S-8 (Nos. 333-65516, 333-44820, 333-38312, 333-37656 and 333-72117) of Old National Bancorp of our report, dated February 21, 2008, with respect to the consolidated financial statements of Old National Bancorp and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2007.
Crowe Chizek and Company LLC
Indianapolis, Indiana
February 25, 2008